news release

FOR RELEASE AT 5:15 AM CT	EXHIBIT 99.1
OCTOBER 30, 2026
Chevron Reports Third Quarter 2026 Results
•Reported earnings of $9.9 billion; return on capital employed of 18 percent
•U.S. production up 27 percent from two years ago
•Record crude throughput at U.S. refineries; crude utilization at 98 percent
•Expanded acreage in Venezuela and enhancing Bakken competitiveness
HOUSTON, October 30, 2026 – Chevron Corporation (NYSE: CVX) reported earnings of $9.9 billion ($5.06 per share - diluted) for third quarter 2026. Included in the quarter were a legal reserve of $160 million, an impairment of $110 million, and pension settlement costs of $24 million. Foreign currency effects decreased earnings by $143 million. Adjusted earnings were $10.4 billion ($5.28 per share - diluted) for third quarter 2026. See Attachment 4 for a reconciliation of adjusted earnings.
Earnings & Cash Flow Summary

	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Total Earnings / (Loss)	$ MM	$9,924	$12,072	$3,539	$24,206	$9,529
Upstream	$ MM	$5,698	$8,182	$3,302	$17,789	$9,787
Downstream	$ MM	$4,931	$4,868	$1,137	$8,982	$2,199
All Other	$ MM	$(705)	$(978)	$(900)	$(2,565)	$(2,457)
Earnings Per Share - Diluted	$/Share	$5.06	$6.11	$1.82	$12.26	$5.27
Adjusted Earnings (1)	$ MM	$10,361	$11,977	$3,627	$25,131	$10,493
Adjusted Earnings Per Share - Diluted (1)	$/Share	$5.28	$6.06	$1.85	$12.73	$5.80
Timing Effects (1)	$ MM	$(1,580)	$1,540	$110	$(2,980)	$200
Cash Flow From Operations (CFFO)	$ B	$16.0	$22.6	$9.4	$41.2	$23.2
CFFO Excluding Working Capital (1)	$ B	$16.6	$19.7	$9.9	$43.4	$25.8
Avg. Brent Spot Price (Source: Platts)	$/BBL	$97	$104	$69	$94	$71
(1) See definitions in “Notice” below and non-GAAP reconciliations in the attachments
“We delivered strong operational performance and disciplined execution, while continuing to invest to grow energy supply,” said Mike Wirth, Chevron’s chairman and chief executive officer. In the United States, for third quarter 2026, upstream production exceeded 2 million barrels of oil equivalent per day for the fifth consecutive quarter, the company’s refineries achieved record crude throughput, and new production records were achieved for assets in the Eastern Mediterranean, and Australia.
“We’re reinvesting to bring more energy to a supply-constrained market,” Wirth continued. In Venezuela, Chevron’s joint ventures plan to invest $7 billion over the next five years, with the goal of unlocking low-cost, high-return, long-duration production growth. Also, in the United
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States, the company signed agreements to reduce Bakken midstream costs by approximately 50 percent, strengthening the asset’s competitiveness. “Building on our performance this quarter, we're focused on delivering the reliable energy the world needs today, while positioning Chevron for the future,” Wirth concluded.
Financial and Business Highlights

	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Return on Capital Employed (ROCE)%		17.7%	21.4%	7.6%	14.5%	6.7%
Capital Expenditures (Capex)	$ B	$4.0	$4.5	$4.4	$12.6	$12.1
Affiliate Capex	$ B	$0.4	$0.3	$0.4	$0.9	$1.4
Free Cash Flow (FCF) (1)	$ B	$12.0	$18.1	$4.9	$28.5	$11.1
Adjusted Free Cash Flow (1)	$ B	$14.2	$15.4	$7.0	$33.8	$16.0
Debt-to-CFFO	Ratio	0.6x	0.8x	1.3x	0.6x	1.3x
Net debt-to-CFFO (1)	Ratio	0.4x	0.6x	1.1x	0.4x	1.1x
Net Oil-Equivalent Production	MBOED	3,980	4,070	4,086	3,970	3,614
(1) See non-GAAP measure definitions on page 5 and reconciliations in the attachments
Financial Highlights
•Reported earnings increased compared to third quarter 2025 primarily due to reliable operations with higher margins on refined product sales and higher crude oil realizations, partially offset by unfavorable timing effects resulting from the rising price environment.
•Production in the third quarter of 2026 was lower than a year ago primarily due to lower entitlements from higher prices and impacts from the Middle East conflict, partly offset by record production at operated assets in Australia, higher production in the Gulf of America and the inclusion of one month of Venezuela production following a change to equity accounting in the quarter.
•U.S. refinery crude unit throughput set a new record of 1.09 million barrels per day, reflecting reliable crude unit capacity utilization of nearly 98 percent.
•Cash flow from operations in the third quarter of 2026 was higher than a year ago, driven by higher earnings and increased cash distributions from Tengizchevroil LLP (TCO). Adjusted free cash flow benefited from a $1 billion loan repayment from TCO and proceeds from asset sales.
•Capex in the third quarter of 2026 was lower than last year largely due to lower spend in the Permian Basin.
•Total debt was reduced by an additional $3.5 billion and net debt was down $7.8 billion in the quarter, further strengthening Chevron’s balance sheet.
•The company’s Board of Directors declared a quarterly dividend of one dollar and seventy-eight cents ($1.78) per share, payable December 10, 2026, to all holders of common stock as shown on the transfer records of the corporation at the close of business on November 18, 2026.
Business Highlights and Milestones
•Improved commercial terms and expanded acreage in Venezuela, supporting future investments and the potential to more than double production over the next five years.
•Announced plans to continue to strengthen the competitiveness of the company’s Bakken upstream operations by reducing midstream costs by approximately 50 percent and increasing operational flexibility.
•Announced an offshore crude oil and natural gas condensate discovery in Angola’s prolific Lower Congo Basin, demonstrating the potential of the company’s exploration program in sub-Saharan Africa.

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•Signed an exploration agreement with Libya’s National Oil Corporation in the Sirte Basin, advancing Chevron’s North Africa upstream growth strategy and exploration portfolio.
•Started production at the new Bunge Chevron Ag Renewables LLC oilseed-processing facility in Destrehan, Louisiana, supplying additional feedstocks for transportation fuels.
•Completed the sale of the Cambodia downstream fuels business.

Segment Highlights
Upstream

U.S. Upstream	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Earnings / (Loss)	$ MM	$3,293	$3,541	$1,282	$8,946	$4,558
Net Oil-Equivalent Production	MBOED	2,043	2,077	2,040	2,048	1,792
Liquids Production	MBD	1,456	1,491	1,496	1,469	1,292
Natural Gas Production	MMCFD	3,522	3,520	3,265	3,474	2,997
Liquids Realization	$/BBL	$62.72	$70.80	$48.12	$61.92	$50.12
Natural Gas Realization	$/MCF	$1.88	$0.91	$1.77	$1.74	$1.99
•U.S. upstream earnings were higher than a year ago primarily due to higher liquids realizations and lower operating expenses, including the absence of prior year severance and transaction costs related to the Hess Corporation (Hess) acquisition.
•Net oil-equivalent production during the quarter was up 3,000 barrels per day from the year-ago period. The increase was primarily due to higher production in the Gulf of America following project ramp-ups at Ballymore, Whale and Anchor, partly offset by lower production in the Bakken.

International Upstream	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Earnings / (Loss) (1)	$ MM	$2,405	$4,641	$2,020	$8,843	$5,229
Net Oil-Equivalent Production	MBOED	1,937	1,993	2,046	1,922	1,822
Liquids Production	MBD	1,010	1,094	1,099	1,026	925
Natural Gas Production	MMCFD	5,563	5,390	5,674	5,373	5,382
Liquids Realization	$/BBL	$86.09	$96.41	$63.16	$86.94	$63.14
Natural Gas Realization	$/MCF	$9.44	$7.84	$6.88	$8.14	$7.06
(1) Includes foreign currency effects	$ MM	$(133)	$(77)	$89	$(443)	$(283)
•International upstream earnings were higher than a year ago primarily due to higher realizations and higher liftings in Venezuela, partly offset by unfavorable timing effects, unfavorable taxes, unfavorable foreign currency effects, a legal reserve and an impairment charge.
•Net oil-equivalent production during the quarter was down 109,000 barrels per day from the year-ago period primarily due to lower entitlements from higher prices and impacts from the conflict in the Middle East, partly offset by record production at operated assets in Australia and the inclusion of one month of Venezuela production following the switch to equity accounting.

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Downstream

U.S. Downstream	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Earnings / (Loss)	$ MM	$3,585	$2,411	$638	$6,192	$1,145
Refinery Crude Unit Inputs	MBD	1,093	1,070	1,064	1,072	1,043
Refined Product Sales	MBD	1,304	1,320	1,303	1,297	1,325
•U.S. downstream earnings were higher than the year-ago period primarily due to higher margins on refined product sales.
•Refinery crude unit inputs increased 3 percent from the year-ago period as refineries operated reliably at record levels near capacity.
•Refined product sales were relatively flat compared to the year-ago period.

International Downstream	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Earnings / (Loss) (1)	$ MM	$1,346	$2,457	$499	$2,790	$1,054
Refinery Crude Unit Inputs	MBD	665	598	663	626	648
Refined Product Sales	MBD	1,388	1,287	1,517	1,388	1,463
(1) Includes foreign currency effects	$ MM	$(9)	$31	$42	$30	$(57)
•International downstream earnings were higher than the year-ago period primarily due to higher margins on refined product sales, despite unfavorable timing effects.
•Refinery crude unit inputs were relatively flat from the year-ago period.
•Refined product sales decreased 9 percent from the year-ago period due to supply disruptions from the Middle East conflict.
All Other

All Other	Unit	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
Net charges (1)	$ MM	$(705)	$(978)	$(900)	$(2,565)	$(2,457)
(1) Includes foreign currency effects	$ MM	$(1)	$(3)	$16	$(2)	$1
•All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
•Net charges decreased compared to a year ago primarily due to favorable tax items and lower interest expense, partly offset by the absence of a prior-year favorable fair value adjustment for Hess shares.
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to enabling human progress. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We aim to grow our oil and gas business, lower the carbon intensity of operations, and grow new energies businesses. More information about Chevron is available at www.chevron.com.
# # #
Contact: James Craig -- +1 925-842-1319

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NOTICE
Chevron’s discussion of third quarter 2026 earnings with security analysts will take place on Friday, October 30, 2026, at 10:00 a.m. CT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 5:30 a.m. CT and located under “Events and Presentations” in the “Investors” section on the Chevron website. Chevron also publishes a “Sensitivities and Forward Guidance” document with consolidated guidance and sensitivities that is updated quarterly and posted to the Chevron website the month prior to earnings calls.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, X: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Timing effects - Timing effects include timing mismatches in earnings recognition related to the mark‑to‑market of financial derivatives prior to the physical delivery of the associated hydrocarbons, as well as the impact of LIFO inventory accounting.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, decommissioning obligations from previously sold assets, severance costs, gains on asset sales, legal reserves for ceased operations, fair value adjustments for investments in equity securities, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. The company believes it is useful for investors to consider this measure in comparing the underlying performance of its business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 4.
This news release also includes cash flow from operations excluding working capital, free cash flow and adjusted free cash flow. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Adjusted free cash flow is defined as free cash flow excluding working capital plus proceeds and deposits related to asset sales and returns of investments plus net repayment (borrowing) of loans by equity affiliates and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. Attachment 3 shows reconciliations of cash flow from operations excluding working capital, free cash flow and adjusted free cash flow.
This news release also includes net debt ratio and net debt-to-CFFO ratio. Net debt ratio is defined as total debt less cash and cash equivalents, time deposits and marketable securities (net debt) as a percentage of net debt plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The net debt-to-CFFO ratio is defined as net debt divided by CFFO for the trailing 12 months, which measures the company’s ability to cover its net debt using the cash it generates from operations. The company believes these measures are useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio and net debt-to-CFFO ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements relating to Chevron’s operations, assets, and strategy that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “design,” “enable,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “trajectory,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates, including Venezuela; general domestic and international economic, market and political conditions, including the conflict between Russia and Ukraine, the ongoing conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; the amount and timing of settlements on the company’s commodity derivative contracts; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and storage and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the company’s ability to achieve the anticipated benefits from the acquisition of Hess Corporation; potential litigation relating to the transaction with Hess Midstream LP that could be instituted against the company or its respective directors; the possibility that any of the anticipated benefits of the transaction with Hess Midstream LP will not be realized or will not be realized within the expected time period; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 27 of the company’s 2025 Annual Report on Form 10-K, and as updated in the future. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
REVENUES AND OTHER INCOME	2026	2025	2026	2025
Sales and other operating revenues	$65,237	$48,169	$179,992	$138,645
Income (loss) from equity affiliates	2,097	981	4,967	2,337
Other income (loss)	464	576	1,501	1,176
Total Revenues and Other Income	67,798	49,726	186,460	142,158
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	36,534	27,398	101,406	82,866
Operating expenses (1)	9,494	9,128	27,079	24,414
Exploration expenses	259	288	720	727
Depreciation, depletion and amortization	6,272	5,781	18,162	14,248
Taxes other than on income	1,310	1,347	3,837	3,903
Interest and debt expense	304	370	1,001	856
Total Costs and Other Deductions	54,173	44,312	152,205	127,014
Income (Loss) Before Income Tax Expense	13,625	5,414	34,255	15,144
Income tax expense (benefit)	3,577	1,801	9,700	5,504
Net Income (Loss)	10,048	3,613	24,555	9,640
Less: Net income (loss) attributable to noncontrolling interests	124	74	349	111
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$9,924	$3,539	$24,206	$9,529

(1) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs.

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$5.07	$1.83	$12.29	$5.29
- Diluted	$5.06	$1.82	$12.26	$5.27
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,956,743	1,938,922	1,968,833	1,801,623
- Diluted	1,962,905	1,946,035	1,974,547	1,808,004

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,951 million and 1,980 million at September 30, 2026, and December 31, 2025, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Upstream
United States	$3,293	$1,282	$8,946	$4,558
International	2,405	2,020	8,843	5,229
Total Upstream	5,698	3,302	17,789	9,787
Downstream
United States	3,585	638	6,192	1,145
International	1,346	499	2,790	1,054
Total Downstream	4,931	1,137	8,982	2,199
All Other	(705)	(900)	(2,565)	(2,457)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$9,924	$3,539	$24,206	$9,529

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	September 30, 2026	December 31, 2025
Cash and cash equivalents	$12,804	$6,293
Time deposits	$—	$4
Total assets	$333,786	$324,012
Total debt	$33,534	$40,758
Total Chevron Corporation stockholders’ equity	$194,327	$186,450
Noncontrolling interests	$5,650	$5,726

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$227,861	$227,208
Debt ratio (Total debt / Total debt plus stockholders’ equity)	14.7%	17.9%

Net debt (Total debt less cash and cash equivalents, time deposits and marketable securities)	$20,730	$34,461
Net debt plus total stockholders’ equity	$215,057	$220,911
Net debt ratio (Net debt / Net debt plus total stockholders’ equity)	9.6%	15.6%

Cash flow from operations (CFFO) (1)	$51,950	$33,939
Debt-to-CFFO ratio (1)	0.6x	1.2x
Net debt-to-CFFO ratio (1)	0.4x	1.0x
(1) CFFO is presented on a trailing 12-month basis.

RETURN ON CAPITAL EMPLOYED (ROCE)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total reported earnings	$9,924	$3,539	$24,206	$9,529
Noncontrolling interest	124	74	349	111
Interest expense (A/T)	244	329	872	771
ROCE earnings	10,292	3,942	25,427	10,411
Annualized ROCE earnings	41,168	15,768	33,903	13,881
Average capital employed (1)	233,072	206,935	233,223	207,421
ROCE	17.7%	7.6%	14.5%	6.7%
(1) Capital employed is the sum of Chevron Corporation stockholders’ equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

	Three Months Ended September 30,		Nine Months Ended September 30,
CAPEX BY SEGMENT	2026	2025	2026	2025
United States
Upstream	$1,667	$2,383	$6,046	$7,209
Downstream	250	133	490	442
Other	95	112	244	286
Total United States	2,012	2,628	6,780	7,937

International
Upstream	1,920	1,732	5,632	3,967
Downstream	64	72	163	139
Other	15	12	37	40
Total International	1,999	1,816	5,832	4,146
CAPEX	$4,011	$4,444	$12,612	$12,083

AFFILIATE CAPEX (not included above)
Upstream	$155	$214	$381	$593
Downstream	205	215	537	766
AFFILIATE CAPEX	$360	$429	$918	$1,359

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Millions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)	Three Months Ended September 30,		Nine Months Ended September 30,

OPERATING ACTIVITIES	2026	2025	2026	2025
Net Income (Loss)	$10,048	$3,613	$24,555	$9,640
Adjustments
Depreciation, depletion and amortization	6,272	5,781	18,162	14,248
Distributions more (less) than income from equity affiliates	323	626	797	1,802
Loss (gain) on asset retirements and sales	(129)	(3)	(361)	(302)
Net foreign currency effects	99	(26)	267	444
Deferred income tax provision	136	200	170	709
Net decrease (increase) in operating working capital	(538)	(555)	(2,218)	(2,685)
Other operating activity	(197)	(251)	(211)	(706)
Net Cash Provided by Operating Activities (CFFO)	$16,014	$9,385	$41,161	$23,150
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	1,056	—	1,056
Acquisition of Hess Corporation common stock	—	—	—	(2,225)
Capital expenditures (Capex)	(4,011)	(4,444)	(12,612)	(12,083)
Proceeds and deposits related to asset sales and returns of investment	710	483	1,065	1,473
Net repayment (borrowing) of loans by equity affiliates	992	974	1,971	798
Other investing activity	2	2	3	2
Net Cash Provided by (Used for) Investing Activities	$(2,307)	$(1,929)	$(9,573)	$(10,979)
FINANCING ACTIVITIES
Net change in debt	(3,530)	2,059	(7,294)	6,790
Cash dividends — common stock	(3,482)	(3,429)	(10,512)	(9,347)
Shares issued for share-based compensation	274	84	1,483	313
Shares repurchased (1)	(2,502)	(2,566)	(8,191)	(9,227)
Distributions to noncontrolling interests	(148)	(190)	(417)	(220)
Net Cash Provided by (Used for) Financing Activities	$(9,388)	$(4,042)	$(24,931)	$(11,691)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	18	(6)	(23)	41
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$4,337	$3,408	$6,634	$521

RECONCILIATION OF NON-GAAP MEASURES
Net Cash Provided by Operating Activities	$16,014	$9,385	$41,161	$23,150
Less: Net decrease (increase) in operating working capital	(538)	(555)	(2,218)	(2,685)
Cash Flow from Operations Excluding Working Capital	$16,552	$9,940	$43,379	$25,835

Net Cash Provided by Operating Activities	$16,014	$9,385	$41,161	$23,150
Less: Capital expenditures	4,011	4,444	12,612	12,083
Free Cash Flow	$12,003	$4,941	$28,549	$11,067
Less: Net decrease (increase) in operating working capital	(538)	(555)	(2,218)	(2,685)
Plus: Proceeds and deposits related to asset sales and returns of capital	710	483	1,065	1,473
Plus: Net repayment (borrowing) of loans by equity affiliates	992	974	1,971	798
Adjusted Free Cash Flow	$14,243	$6,953	$33,803	$16,023
(1) Includes $114 million and $146 million for the nine months ended September 30, 2026 and 2025, respectively, related to excise tax payments for prior year repurchases.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025			Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
REPORTED EARNINGS	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$3,293			$1,282			$8,946			$4,558
Int'l Upstream			2,405			2,020			8,843			5,229
U.S. Downstream			3,585			638			6,192			1,145
Int'l Downstream			1,346			499			2,790			1,054
All Other			(705)			(900)			(2,565)			(2,457)
Net Income (Loss) Attributable to Chevron Corporation			$9,924			$3,539			$24,206			$9,529

SPECIAL ITEMS
U.S. Upstream
Asset sale gains	$—	$—	$—	$—	$—	$—	$—	$—	$—	$172	$(57)	$115
Hess severance and transaction costs	—	—	—	(325)	80	(245)	—	—	—	(325)	80	(245)
Legal reserves	—	—	—	—	—	—	—	—	—	(130)	—	(130)
Int'l Upstream
Write-offs & impairments	(110)	—	(110)	—	—	—	(110)	—	(110)	—	—	—
Hess transaction costs	—	—	—	(88)	18	(70)	—	—	—	(88)	18	(70)
Legal reserve	(160)	—	(160)	—	—	—	(160)	—	(160)	—	—	—
Tax items	—	—	—	—	—	—	—	—	—	—	(55)	(55)
U.S. Downstream
Pension settlement costs	—	—	—	—	—	—	—	—	—	—	—	—
Asset sale gains	—	—	—	—	—	—	—	—	—	—	—	—
Write-offs & impairments	—	—	—	—	—	—	—	—	—	—	—	—
Legal reserves	—	—	—	—	—	—	(470)	110	(360)	(226)	56	(170)
Int'l Downstream
Asset sale gains	—	—	—	—	—	—	230	—	230	—	—	—
All Other
Pension settlement & curtailment costs (including Hess)	(32)	8	(24)	(55)	15	(40)	(145)	35	(110)	(126)	31	(95)
Hess transaction costs	—	—	—	(51)	11	(40)	—	—	—	(51)	11	(40)
Fair value adjustment of Hess common stock	—	—	—	160	—	160	—	—	—	65	—	65
Total Special Items	$(302)	$8	$(294)	$(359)	$124	$(235)	$(655)	$145	$(510)	$(709)	$84	$(625)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(133)			$89			$(443)			$(283)
Int'l Downstream			(9)			42			30			(57)
All Other			(1)			16			(2)			1
Total Foreign Currency Effects			$(143)			$147			$(415)			$(339)

ADJUSTED EARNINGS/(LOSS) (1)
U.S. Upstream			$3,293			$1,527			$8,946			$4,818
Int'l Upstream			2,808			2,001			9,556			5,637
U.S. Downstream			3,585			638			6,552			1,315
Int'l Downstream			1,355			457			2,530			1,111
All Other			(680)			(996)			(2,453)			(2,388)
Total Adjusted Earnings/(Loss)			$10,361			$3,627			$25,131			$10,493

Total Adjusted Earnings/(Loss) per share			$5.28			$1.85			$12.73			$5.80

(1) Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.